EXHIBIT 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”) is entered into as of the 31st day of August, 2007, by and between QUIPP, INC., a Florida corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of March 3, 2003, as amended by the First Amendment to Rights Agreement, dated as of February 28, 2006 (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company, hereby agree to amend the Rights Agreement as set forth below.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.

Section 1(a) of the Rights Agreement is hereby amended to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Exempt Person (in each case, for so long as a Person who is an Exempt Person continues to qualify as such), (v) any Person who falls within the definition of an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding due to the repurchase of Common Shares by the Company unless and until such Person, after becoming aware that such Person has become an Acquiring Person as a result of such repurchase of Common Shares by the Company, acquires beneficial ownership of any additional Common Shares, and (vi) any Person who qualifies as an Acquiring Person inadvertently, and who divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person.

2.

Section 1(j) of the Rights Agreement is hereby deleted.

3.

Section 7(a) of the Rights Agreement is hereby amended by replacing the reference to “September 4, 2007” in clause (i) of Section 7(a) with “March 4, 2008.”

4.

Exhibit A to the Rights Agreement is hereby amended by replacing all references to “September 4, 2007” with “March 4, 2008.”

5.

Exhibit B to the Rights Agreement is hereby amended by replacing the reference to “September 4, 2007” with “March 4, 2008.”

6.

Exhibit B to the Rights Agreement is hereby amended by replacing the references to “10%” with “15%.”

7.

The last sentence of the first paragraph of Exhibit B to the Rights Agreement is amended to read as follows: “The description and terms of the Rights are set forth in a Rights Agreement dated as of March 3, 2003, as amended on February 28, 2006 and September 4, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent.

8.

The parenthetical in clause (i) of the second sentence of the second paragraph of Exhibit B to the Rights Agreement is hereby amended to read as follows: “(other than certain institutional investment managers).”

9.

The last paragraph of Exhibit B to the Rights Agreement is amended to read as follows:

“A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A and copies of the amendments to the Rights Agreement have been or are being filed with the Securities and Exchange Commission as Exhibits to Current Reports on Form 8-K.  A copy of the Rights Agreement and amendments thereto are available free of charge from the Company.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, the full text of which is incorporated herein by reference.”

10.

Except as amended by this Second Amendment, the Rights Agreement shall remain in full force and effect.

11.

This Second Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

12.

This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

QUIPP, INC.

By:/s/ Michael S. Kady_______________

Name:

Michael S. Kady

Title:

President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: /s/ Herbert J. Lemmer

Name:  Herbert J. Lemmer

Title:    Vice President

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